UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 12, 2010
CKX, INC.
(Exact name of registrant as specified in charter)

Delaware	0-17436	27-0118168
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

650 Madison Avenue	10022
New York, New York	(Zip Code)
(Address of principal
executive offices)
Registrant’s telephone number, including area code: (212) 838-3100

(Former Name or Former Address, if
Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On March 12, 2010, CKX, Inc. (the “Company”) entered into an amendment to its Credit Facility (the “Fourth Amendment”) dated as of May 24, 2006 (as previously amended by the First Amendment and Waiver, dated as of February 20, 2007, the Second Amendment, dated as of June 1, 2007, and the Third Amendment, dated as of September 27, 2007, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Facility”), among the Company, the Lenders party thereto from time to time, the Administrative Agent and the other Agents party thereto.
     Pursuant to the Fourth Amendment, (i) the maximum size of the Credit Facility was reduced to $100.0 million, (ii) the Lenders agreed to remove a provision which tied an event of default under the Credit Facility to a reduction in the percentage of stock owned by Robert F.X. Sillerman, the Company’s Chairman and Chief Executive Officer, below a certain level and (iii) the Company agreed to the removal of the “Incremental Facilities” provision, which had provided the Company with an option to seek additional term loan commitments from the Lenders in excess of the amount available under the Credit Facility. As a result of the Amendment and the previous borrowings by the Company, there are no additional borrowings available under the Credit Facility.
     The foregoing description is qualified in its entirety by reference to the Amendment, which has been filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangements of a Registrant.
     The information set forth above in “Item 1.01 — Entry into a Material Definitive Agreement” is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Fourth Amendment, dated as of March 12, 2010, by and between CKX, Inc. and Bear Stearns Corporate Lending Inc., as administrative agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CKX, Inc.
By:	/s/ Thomas P. Benson
Name:	Thomas P. Benson
Title:	Chief Financial Officer

DATE: March 16, 2010

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Fourth Amendment, dated as of March 12, 2010, by and between CKX, Inc. and Bear Stearns Corporate Lending Inc., as administrative agent.